April 27, 2020 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K dated April 27, 2020, of BlackBerry Limited and are in agreement with the statements contained in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein. /s/ Ernst & Young LLP